UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 22, 2015

Twitter, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36164	20-8913779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1355 Market Street, Suite 900

San Francisco, California 94103

(Address of principal executive offices, including zip code)

(415) 222-9670

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On October 22, 2015, Twitter, Inc. (“Twitter”) and the Jack Dorsey Revocable Trust dated December 8, 2010 (the “Jack Dorsey Trust”), for which Jack Dorsey serves as trustee, entered into a Contribution Agreement (the “Agreement”). Pursuant to the Agreement, the Jack Dorsey Trust will give back and contribute to Twitter, without any cost or charge, an aggregate of 6,814,085 shares of Twitter’s common stock (the “Share Contribution”). Mr. Dorsey and Twitter have made the Share Contribution subject to, and effective as of the date of, Twitter’s stockholders approving an equity incentive plan that allows for a number of shares equal to the Share Contribution to be granted over time to Twitter’s employees and other service providers. Mr. Dorsey currently serves as Twitter’s Chief Executive Officer and a member of its Board of Directors (the “Board”).

In connection with the Share Contribution, the Board has approved Twitter’s 2016 Equity Incentive Plan (the “2016 Plan”) to provide for the granting of stock options, restricted stock, restricted stock units and other equity awards to eligible employees, directors and consultants from time to time, and has approved an aggregate of 6,814,085 shares of Twitter’s common stock to be reserved for issuance under the 2016 Plan.  Twitter expects to submit the 2016 Plan to its stockholders for their approval at the annual meeting of stockholders to be held in 2016.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Contribution Agreement, dated October 22, 2015, by and between Twitter, Inc. and the Jack Dorsey Revocable Trust dated December 8, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWITTER, INC.

By:	/s/ Vijaya Gadde
Vijaya Gadde General Counsel & Secretary

Date:  October 22, 2015

EXHIBIT INDEX

Exhibit No.	Description

10.1	Contribution Agreement, dated October 22, 2015, by and between Twitter, Inc. and the Jack Dorsey Revocable Trust dated December 8, 2010.